EXHIBIT 10.1

OMEGA PROTEIN CORPORATION
2015 CASH INCENTIVE PERFORMANCE UNIT PLAN

THIS OMEGA PROTEIN CORPORATION 2015 CASH INCENTIVE PERFORMANCE UNIT PLAN (this “Plan”) is hereby adopted by Omega Protein Corporation, a Nevada corporation (the “Company”), effective as of February 26, 2015.

1.

Purpose and Performance Unit Awards. The purpose of this Plan is to enable the Company and its Affiliates to obtain and retain the services of Employees by encouraging their commitment, motivating their superior performance by means of long-term performance related incentives, encouraging and providing them with a program that links and aligns their personal interests to those of the Company’s stockholders, attracting and retaining them by providing competitive incentive compensation opportunities, and enabling them to share in the long-term growth and success of the Company. The Plan consists of an award of Performance Units (“Awards”) to be awarded to eligible Employees as determined by the Committee at its sole discretion, or as determined by the Company’s Chief Executive Officer pursuant to a delegation of authority by the Committee pursuant to duly adopted resolution, that become payable upon the attainment of performance goals and continued employment during the Performance Period. Each Performance Unit will have the value assigned under Section 3 hereof which is based upon the extent to which the performance goals are achieved. The Company will notify each eligible Employee (a “Participant”) in writing of the number of Performance Units granted to the Employee as a Participant in this Plan. Upon the certification by the Committee of the level of achievement of the performance goals for a Performance Period, the Company will pay out the Performance Units the Participant has earned for such Performance Period in cash in accordance with Section 4 hereof.

2.

Committee. The Committee, or as determined by the Company’s Chief Executive Officer pursuant to a delegation of authority by the Committee pursuant to duly adopted resolution, shall have the power and authority to select and grant to Awards to Participants pursuant to the terms of this Plan. In particular, the Committee shall have the authority: (a) to construe, interpret and administer this Plan, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Plan and any instrument or agreement relating to, or Award granted under this Plan; (b) to promulgate, amend, and rescind rules and regulations relating to the administration of this Plan; (c) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of this Plan; (d) to the extent permissible under applicable law, including the corporate law of the state in which the Company is incorporated, to delegate its authority to one or more Officers; (e) to determine when Awards are to be granted under this Plan and the applicable date of the Grant (the “Date of Grant”) as specified in the Award; (f) to determine the number of Performance Units to each Award; (g) to prescribe the terms and conditions of each Award, including provisions relating to vesting and earning Performance Units; (h) to amend any outstanding Awards, including for the purpose of modifying the time or manner of earning Performance Units, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant's rights under his or her Award, such amendment shall also be subject to the Participant's consent except with respect to any such amendment otherwise permitted under the Omega Protein Corporation 2006 Long Term Incentive Plan (the “2006 Incentive Plan”) including, without limitation, for the purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such written consent shall not be required; (i) to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of this Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company's employment policies; (j) to make decisions with respect to outstanding Awards that may become necessary upon a Change in Control or an event that triggers anti-dilution adjustments; (k) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for administration of this Plan, and (l) to delegate authority to the Company’s Chief Executive Officer to select and grant Awards to Participants pursuant to the terms of this Plan. The Committee’s decisions shall be binding and conclusive upon the Participant and his or her legal representative in respect of any questions arising under the Plan or any Awards granted thereunder.

Awards under this Plan are not granted under the 2006 Plan; however, for administration, construction and interpretation, all terms not otherwise defined herein shall have the meanings of such terms in the 2006 Plan and the following provisions of the 2006 Plan are incorporated herein by reference, to the extent applicable, Sections 1.9, 5.5, 5.7, Section 6.1-6.6, 6.8-6.9, and Section 6.16.

3.	Earning of Performance Units.

(a) Performance Goals. The number of Performance Units granted to a Participant in the Performance Period will be earned in an amount equal to 1/3 of the total Performance Units awarded to the Participant for each calendar year of the Performance Period, and the value of each Performance Unit for such calendar year will be determined at the end of the applicable calendar year of the Performance Period based on the relative placement of the Company’s Total Shareholder Return (“TSR”) compared to the Total Shareholder Return of the Peer Group. This comparison will generate a percentage that will relate to one of four quartiles: (i) less than 25%, (ii) 25% up to 50%, (iii) 50% up to 75%, and (iv) greater than 75%.

That quartile will determine the value of a Performance Unit as set forth below:

	Company Comparison to Peer Group	Value of a Performance Unit
Maximum	75th % Quartile	$2.00
Target	50th % Quartile	$1.00
Threshold	25th % Quartile	$0.50
Below Threshold	< 25th % Quartile	$0

Values of Performance Units between quartiles will be interpolated, unless the Company’s TSR is below the 25th quartile, in which case no payment would be made, or unless the Company’s TRS is above the 75th quartile in which case the value of the Performance Unit is capped at $2.00. In the event that the Company’s TSR is negative during the performance measurement period, the maximum value of the Performance Unit for that period would be capped at $1.00.

TSR for the Company is calculated with respect to each calendar year in the Performance Period by dividing (a) the average closing price of the Company’s common stock for the last 25 trading days of the applicable calendar year, less the average closing price of the Company’s common stock for the 25 trading days immediately preceding the calendar year, by (b) the average closing price of the Company’s common stock for the 25 trading days immediately preceding the calendar year. TSR is calculated with respect to each year in the Performance Period for the companies in the Peer Group on the same basis as total shareholder return is calculated for the Company.

If any Performance Units are earned during the Performance Period, the Participant will accrue such units until the end of the Performance Period. At the end of the Performance Period, the Participant will be paid within sixty (60) days following the end of the Performance Period, a cash amount as provided in Section 4 subject to the Participant’s continuing employment with the Company or an Affiliate from the Date of Grant through the payment date (except as provided in Section 4 with respect to a separation from service due to death or disability).

(b)     Employment Condition. Except as provided in Section 4 hereof, a Participant must be employed by the Company on the payment date as provided in Section 4 in respect of a Performance Unit to be eligible for any payment with respect to an Award for the Performance Period.

(c)     Certification. Following completion of each calendar year in the Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goal for the calendar year has been achieved and, if so, calculate and certify in writing the number of Performance Units that the Participant earned and the value of such units for such calendar year based upon the Company’s TSR relative to the Peer Group TSR.

4.	Payment.

Payment in respect of the Performance Unit Award that is earned for each calendar year of the Performance Period will be made solely in a cash amount equal to that employee’s number of Performance Units earned for each calendar year period multiplied by the value of the Performance Units for that corresponding calendar year period, as set forth in the above chart, based upon the certifications required by Section 3(c) above, and will be paid within sixty (60) days following the end of the Performance Period, subject to the Participant’s continuous Employment with the Company or an Affiliates through the payment date; provided that payment with respect to Performance Units for a Plan Year earned by a Participant during the Performance Period but who separates from service prior to the expiration of the Performance Period on account of his or her death or disability will still be paid for that completed Plan Year within 30 days following the separation date from service due to such death or disability.

Upon a Change in Control prior to the expiration of the Performance Period or prior to the payment date, the Performance Units that have been earned for completed calendar years of the Performance Period will be paid no later than 30 days after the date of the Change in Control, and for incomplete calendar years, the earning of the remaining Performance Units granted to a Participant will be accelerated as of the date of the Change in Control and valued at the target value as provided in the chart in Section 3 and such amounts will be paid no later than 30 days after the date of the Change in Control.

5.

Tax Withholding and Tax Advise. All payments with respect to Performance Unit Awards are subject to all applicable federal, state, foreign and local taxes, and Company shall have the right to withhold from any payment due under the Plan and any Performance Unit Award an amount equal to the minimum required withholding obligation in respect of any federal, state, foreign and local taxes. Each Participant is solely responsible for the tax consequences to the Participant or any beneficiary with respect to any Performance Unit Award under this Plan and is advised to consult his or her own tax advisor with respect to any Performance Unit Award and the payment thereof under this Plan.

6.	No Rights as Stockholder. The Participant shall have no rights as a stockholder with respect to the shares of Common Stock underlying the Performance Units.

7.

Compliance with Laws and Regulations. The issuance and transfer of the Performance Units shall be subject to compliance by the Company and the Participant with all applicable requirements of securities laws and with all applicable requirements of any stock exchange on which the Common Stock may be listed at the time of such issuance or transfer.

8.

No Right to Employment or other Service. Nothing in this Plan shall be deemed by implication or otherwise to impose any limitation on any right of the Company or any of its Affiliates to terminate the Participant’s Employment or other service at any time.

9.

Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, facsimile, courier service or personal delivery:

if to the Company:

2105 City West Blvd.

Suite 500

Houston, TX 77042

Attention: General Counsel

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

10.

Electronic Delivery. The Committee may, in its sole discretion, deliver any documents related to an Award by electronic means. To participate in the Plan, a Participant consents to receive all applicable documentation by electronic delivery and through an on-line (and/or voice activated) system established and maintained by the Committee or a third party vendor designated by the Committee.

11.	Bound by Plan and Committee Determinations. The Participant will be bound by all of the terms and provisions of the Plan and determinations by the Committee.

12.

Beneficiary. No Award shall be transferable other than by the laws of descent and distribution. The Participant may file with the Committee a written designation of a beneficiary in the event of Participant’s death on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the legal representative of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

13.

Successors. The terms of this Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and on the Participant and the beneficiaries, executors, heirs and successors of the Participant.

14.

Amendment of Performance Unit Award and Plan. Subject to Sections 2 and 15 of this Plan and the incorporated sections of the 2006 Plan, the Committee at any time and from time to time may amend the terms of this Plan or a Performance Unit Award; provided, however, that the Participant’s rights under this Performance Unit Award shall not be impaired by any such amendment unless (a) the Company requests the Participant’s consent and (b) the Participant consents in writing.

15.	Adjustment Upon Changes in Capitalization. The shares of Common Stock underlying the Performance Units may be adjusted as provided in the 2006 Plan.

16.

Governing Law. This Plan shall be construed and interpreted in accordance with the laws of the State of Nevada without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Nevada.

17.	Severability. Every provision of this Plan is intended to be severable and any illegal or invalid term shall not affect the validity or legality of the remaining terms.

18.	Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation of construction, and shall not constitute a part of this Plan.

19.

Acceleration of Earning of Award. The Committee shall have the power to accelerate the time at which a Participant may earn an Award, or any portion thereof, notwithstanding the provisions in the Award stating the time at which such Award will be earned and in connection with any such acceleration to adjust the TSR calculations and any related matters to reflect the acceleration. In the event that the Committee accelerates the earning of any portion of an Award, payment in respect of such portion shall be made as soon as reasonably practicable following the date as of which such portion is earned, but in no event later than March 15 of the calendar year immediately following the calendar year containing the date the Award is earned.

20.	Definitions

(a)     “Performance Goals” means those measures as described in Section 3(a) hereof.

(b)     “Performance Period” is the three year period commencing on January 1, 2015 and ending on December 31, 2017. Within the Performance Period are three periods that for convenience are referred to as “calendar years”:

(i)	January 1, 2015 to December 31, 2015

(ii)	January 1, 2016 to December 31, 2016

(iii)	January 1, 2017 to December 31, 2017

(c)     “Peer Group” means the Russell 2000 Index Peer Group.

(d)     “Plan Year” shall mean each calendar year in the Performance Period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company executed this Plan as of the day first written above.

OMEGA PROTEIN CORPORATION

/s/ Bret Scholtes
Bret Scholtes
President and Chief Executive Officer

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